EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The registrant is the parent company of Dollar Tree Stores, Inc., a retail company, Dollar Tree Distribution, Inc., a distribution and warehousing company and Greenbrier International, Inc, a sourcing company.  Dollar Tree Management, Inc., a management services company is a subsidiary of Dollar Tree Stores, Inc.  Dollar Tree Stores, Inc., Dollar Tree Distribution, Inc. and Dollar Tree Management, Inc. are Virginia companies.  Greenbrier International, Inc. is a Delaware company.  Certain other subsidiaries are not included because, when considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary as of January 31, 2009.

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Forward to Exhibit 23.1

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